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                                                                    EXHIBIT 10.6
January 30, 1996

Robert S. Muehlberg
10385 Eagle Lake Drive
San Diego, CA 92029

Dear Mr. Muehlberg:

         As you are aware, the Compensation/Stock Option Committee of the Board of Directors of Medical Imaging Centers of America, Inc. (the "Company") granted you a severance package on May 25, 1994 which includes one year of salary and benefits upon involuntary termination of your employment with the Company. The Company and you desire to restate the terms of such package and to include therein an amendment with respect to the definition of "change in control". Now, therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, the Company and you hereby agree as follows:

         In the event of the involuntary termination of your employment with the Company, at any time, the Company irrevocably agrees to provide you with the following benefits:

         1. You will be paid in a lump sum, within 30 days after your termination, an amount equal to one (1) times the sum of your then existing annual salary, car allowance and prior year's bonus. In addition, during the 12-month period following your last day of actual service with the Company, you will be provided all benefit programs, or reasonable equivalents thereof, which are offered by the Company at the time of termination and in which you and your dependents are then enrolled. These benefits will be fully governed by the insurance contracts or benefit plans in force at the time of termination. During the 12-month period referred to above, pension benefits will continue to accrue and you will be fully vested in such benefits, but no further vacation pay shall be accrued and you will not be entitled to reimbursement for business expenses incurred during such period. The lump sum payment referred to above shall be in addition to, and not a substitution for, any accrued and unpaid salary, vacation, pension, retirement benefits, unreimbursed expenses or other payments to which you may be otherwise entitled or which may have been accrued to you under any other programs in which you have been previously enrolled as an employee of the Company. In addition, all stock options you hold for Company capital stock shall fully vest as of your last day of active service.




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Robert S. Muehlberg
January 30, 1996
Page 2

         2. Subject to paragraph 3 below, the phrase "involuntary termination" as used in this letter shall include, but not be limited to, any termination of your employment by the Company for any reason, and any termination of your employment by you due to the following circumstances:

                  a)       a reduction in your salary or Company paid benefits;

                  b) a reduction of your eligibility for any Company bonus, incentive compensation, stock option plans or other benefit programs;

                  c) a substantial change in your title, position or authority within the Company;

                  d) a change of your principal place of employment from San Diego, California; or

                  e) a change in control due to (1) the Company or its shareholders entering into an agreement to dispose of, whether by sale, exchange, merger, consolidation, reorganization, dissolution or liquidation (A) not less than 80% of the assets of the Company or (B) a portion of the outstanding common stock such that one person or "group" (as defined by the Securities and Exchange Commission) owns, of record or beneficially, not less than 25% of the outstanding common stock; or
                           (2) the Company issues and sells to one person or "group" (as defined by the Securities and Exchange Commission) such number of shares of common stock that said person or group owns, of record or beneficially, not less than 25% of the common stock outstanding after such issuance; or (3) a change in the composition of the Board of Directors of the Company (the "Board") such that the individuals who, as of the date of this agreement, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph 2(e), that any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the



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Robert S. Muehlberg
January 30, 1996
Page 3

                           Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or "group" (as defined by the Securities and Exchange Commission) other than the Board shall not be so considered as a member of the Incumbent Board.

         3. The benefits set forth in this letter will not be payable or will cease to be paid to you:

                  a) in the case of any of the events giving rise to involuntary termination of the type referred to in paragraph 2 above, unless you tender your resignation in writing from all positions you then hold in the Company and its subsidiaries and affiliates as a director, officer or member of any board or committee within 30 days after the occurrence of the events as described in paragraph 2, sections a) through d) and within 180 days after the occurrence of the event described in paragraph 2, section e); and

                  b) in the case of any termination by the Company, such termination is due to your having committed fraud or having disclosed confidential information that would be seriously detrimental to the Company, or your having committed a similar corrupt act that would be seriously detrimental to the Company.

         4. This agreement shall bind and inure to the benefit of the successors, heirs, assigns and personal representatives of each of you and the Company, and may not be assigned by the Company, in whole or in part, without your prior written consent. This agreement supercedes any other understandings or agreements between the parties hereto regarding the subject matter hereof. In the event of a dispute concerning this agreement, the prevailing party shall be entitled to be awarded reasonable expenses, including attorney's fees.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                         MEDICAL IMAGING CENTERS OF AMERICA, INC.
                         a California corporation

                         By:  /s/ Denise L. Sunseri
                              -------------------------------------------------
                              Name: Denise L. Sunseri
                              Its:  Vice President and Chief Financial Officer



                         /s/ Robert S. Muehlberg
                         ------------------------------------------------------
                         Robert S. Muehlberg
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                               FIRST AMENDMENT TO
                               SEVERANCE AGREEMENT

         This First Amendment to Severance Agreement (this "Amendment") is made and entered into as of the 19th day of March, 1996, by and between MEDICAL IMAGING CENTERS OF AMERICA, INC., a California corporation (the "Company"), and Robert S. Muehlberg.

         The Company and Mr. Muehlberg hereby agree to amend that certain letter agreement between the Company and Mr. Muehlberg concerning the Company's obligations in the event of Mr. Muehlberg's involuntary termination, dated as of January 30, 1996 (the "Severance Agreement"), in the manner set forth below:

         1.       Amendments.

         (a) Paragraph 2 of the Severance Agreement is hereby amended by adding the following clause f):

         "f) the termination of the Auction Period (as such term is defined in
Section 1 of the Agreement of Compromise and Settlement dated as of March 19, 1996 by and among Medical Imaging Centers of America, Inc. ("MICA"), Keith R. Burnett, Robert S. Muehlberg, Denise L. Sunseri and Robert G. Ricci, on the one hand, and Warren G. Lichtenstein, Lawrence Butler, Jack L. Howard, Steel Partners II, L.P., Steel Partners, L.L.C., and Steel Partners Services, Ltd., on the other hand) without the consummation of an Auction Transaction (as such term is defined in Section 1 of the Agreement of Compromise and Settlement) prior to the end of the Auction Period."

         (b) Paragraph 3(a) of the Severance Agreement is hereby amended by amending and restating the last line of Paragraph 3(a) as follows:

         "occurrence of any of the events described in paragraph 2, sections e) and f); and"

         2. No Other Changes. Except as specifically set forth herein, no change to the Severance Agreement is intended by the parties hereto. Except as modified hereby, the parties to the Severance Agreement hereby reaffirm in all respects all of the covenants, agreements, terms and conditions set forth in the Severance Agreement, which are incorporated in full herein by reference, and all terms, conditions and provisions thereof shall remain in full force and effect, except as amended hereby.

         3. Miscellaneous. The headings and titles of this Amendment are for convenience only and do not constitute a part hereof. This Amendment shall be governed by and construed in accordance with the laws of the State of California. This Amendment may be executed in any number of counterparts, any one of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                             MEDICAL IMAGING CENTERS OF AMERICA, INC.

                             a California corporation

                             By:  /s/ Robert S. Muehlberg
                                  ---------------------------------------------
                                  Name:   Robert S. Muehlberg
                                  Its:    President and Chief Executive Officer

                              /s/ Denise L. Sunseri
                              -------------------------------------------------


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